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                                                                   EXHIBIT (p.1)

                                    BUSINESS

                                  CONDUCT RULES

                                       FOR
                              HEARTLAND GROUP, INC.
                                       AND
                            HEARTLAND ADVISORS, INC.
                 (Amended and Restated as of December 19, 2003)

        Act in the best interest of our investors - earn their confidence with every action

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                                TABLE OF CONTENTS

BUSINESS CONDUCT RULES......................................................................................1
      I. Introduction.......................................................................................1
      II. Administration and Enforcement....................................................................2
   A. Interpretation........................................................................................2
   B. Compliance as Condition of Employment and Disciplinary Sanctions......................................2
   C. Compliance Monitoring and the Business Conduct Committee..............................................2
      1. Authority..........................................................................................2
      2. Special Discretion.................................................................................3
      III. Definitions......................................................................................3
CODE OF ETHICS..............................................................................................4
      I. Introduction.......................................................................................4
      II. Board Reporting...................................................................................4
      III. Record Retention.................................................................................5
   A. Retention of Code.....................................................................................5
   B. Record of Violations and Exceptions...................................................................5
   C. Forms and Reports.....................................................................................5
   D. List of Heartland Persons.............................................................................5
   E. Director Reports......................................................................................5
   F. Approval of Limited Offerings.........................................................................6
   G. Transaction Records...................................................................................6
      IV. Definitions.......................................................................................6
   A. Access Person.........................................................................................6
   B. Control...............................................................................................6
   C. Covered Securities....................................................................................6
   D. Heartland Person......................................................................................7
   E. Investment Person.....................................................................................7
   F. Limited Offering......................................................................................7
   G. Non-Interested Directors..............................................................................7
   H. Personal Transactions.................................................................................7
      V. General Trading Guidelines.........................................................................8
      VI. Restrictions On Personal Transactions.............................................................8
   A. Investments In Small Companies Prohibited.............................................................8
   B. Initial Public Offerings of Equity Securities Prohibited..............................................9
   C. Pre-Clearance Requirement.............................................................................9
   D. Black-Out Periods....................................................................................10
      1. Access Persons....................................................................................10
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
      2. Investment Persons................................................................................10
      3. Exceptions to Black-Out Rules.....................................................................11
   E. Ban on Short-Term Trading Profits....................................................................11
   F. Limited Offerings (Private Placements and Private Investment Partnerships)...........................11
   G. Trading With Clients or Funds Prohibited.............................................................12
      VII. Exempt Transactions.............................................................................12
   A. Non-discretionary Transactions.......................................................................12
   B. Non-volitional Transactions..........................................................................12
   C. Automatic Dividend Reinvestment Plans................................................................12
   D. Rights Issuances.....................................................................................12
      VIII. Reporting and Disclosure Requirements of Heartland Persons.....................................13
   A. Initial Reports......................................................................................13
      1. Annual Certificate of Compliance..................................................................13
      2. Annual Report of Personal Investments and Accounts................................................13
   B. Access Person Quarterly Reports......................................................................13
      1. Transactions. The Quarterly Report shall contain the following information for each reportable transaction:.........................................................................................14
      2. Accounts. The Quarterly Report shall contain the following information for each reportable account:.............................................................................................14
   C. Access Person Confirmations and Statements...........................................................14
   D. Investment Person Disclosure of Material Interests...................................................14
   E. Reporting by Non-Interested Directors................................................................15
GIFT POLICY................................................................................................16
      I. Introduction......................................................................................16
      II. Policy...........................................................................................16
   A. Making of Gifts......................................................................................16
   B. Acceptance of Gifts..................................................................................16
   C. Customary Business Amenities.........................................................................17
      III. Gift Reporting..................................................................................17
OUTSIDE ACTIVITIES POLICY..................................................................................18
      I. Outside Employment................................................................................18
      II. Service as a Director of a Public Company........................................................18
      III. Relative in Securities Business.................................................................18
POLICY AGAINST INSIDER TRADING.............................................................................19
      I. Summary of Heartland Advisors' Policy Against Insider Trading.....................................19
   A. General Prohibition..................................................................................19
   B. What is Material?....................................................................................19
   C. What is Nonpublic?...................................................................................19
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
   D. How Does a Heartland Person's Duty not to use the Information Arise?.................................20
   E. What to do if you Receive Insider Information........................................................20
   F. The Effect of the Restricted List....................................................................20
   G. Violations...........................................................................................21
      II. Procedures to Prevent Insider Trading............................................................21
   A. General Prohibition..................................................................................22
      1. Materiality.......................................................................................22
      2. Nonpublic.........................................................................................23
      3. Information Obtained through Misappropriation.....................................................25
   B. Insider Trading Prohibitions Specifically Related to Tender Offers...................................25
   C. Advice as to Guidelines..............................................................................26
   D. Application..........................................................................................26
   A. Specific Procedures..................................................................................26
      1. Nondisclosure.....................................................................................26
      2. Access to Files...................................................................................26
      3. Segregated Files..................................................................................26
      4. The Restricted List...............................................................................27
   A. Violations...........................................................................................27
APPENDICES.................................................................................................28

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BUSINESS CONDUCT RULES
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I.   Introduction

These Business Conduct Rules ("Rules") have been adopted by Heartland Advisors, Inc. and its affiliates, including Heartland Holdings, Inc. and Heartland Value Manager LLC (collectively referred to herein as "Heartland Advisors") and Heartland Group, Inc., a registered investment company (referred to herein as "Heartland Group" or the "Heartland Funds") (Heartland Advisors and Heartland Group shall be collectively referred to herein as "Heartland"), and shall govern the conduct of all Heartland Persons (as hereafter defined) in furtherance of general business, fiduciary, and legal principles and to satisfy certain regulatory requirements discussed below.

Although Heartland believes that personal investment and other activities by Heartland Persons should not be prohibited or discouraged, the nature of Heartland Advisors' fiduciary obligations to the Heartland Funds, Heartland Advisors' separate account clients ("Clients"), and Heartland Fund shareholders necessarily requires certain disclosures with respect to, and results in some restrictions on, the activities of Heartland Persons. These Rules are designed to reflect the following principles that must guide the personal conduct of all Heartland Persons:

..    In conducting business activities on behalf of Heartland, at all times
     Heartland Persons must act in the best interests of Heartland Funds and Clients and must disclose to the Compliance Officer any circumstances that create an actual or potential conflict with the interests of a Heartland Fund or Client;

..    All Personal Transactions of Access Persons in Covered Securities (as these terms are hereafter defined) must be conducted in a manner consistent with these Rules, so as to avoid any actual or potential conflicts of interest with the investment activities undertaken for clients with respect to which Heartland Advisors has investment discretion, including Heartland Funds and Clients, and to avoid any abuse of position of trust and responsibility with respect thereto;

..    No Heartland Person shall take inappropriate advantage of his or her position with or on behalf of Heartland or as an investment industry professional;

..    At no time may any Heartland Person engage in any conduct or activity that operates or would operate as a fraud or deceit on the Heartland Funds, Clients, or Heartland Fund shareholders or make any untrue statement or fail to make a statement, that in light of the circumstances could mislead a Heartland Fund, Client, or Heartland Fund shareholder in a material way; and

..    No Heartland Person shall reveal to any other person (except as permitted or required in the normal course of his duties on behalf of Heartland) any information that is confidential or proprietary to Heartland, including, but not limited to information regarding investment transactions made, or being considered, by or on behalf of any Heartland Fund or Client.

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Any violation of the Rules, or the principles described herein, may be cause for disciplinary action up to and including termination of employment. Other disciplinary actions may include warnings, periods of "probation" during which personal investment activities are curtailed or prohibited, reversal of Personal Transactions, disgorgement of profits, and fines. Technical compliance with the Rules will not automatically insulate from scrutiny conduct that appears to indicate a pattern of abuse of an individual's legal or fiduciary duties.

II.  Administration and Enforcement

     A.   Interpretation

     Questions regarding the interpretation of any provision of the Rules shall be directed to the Compliance Officer of Heartland Advisors ("Compliance Officer"), who shall be responsible for the enforcement of the Rules.

     The Compliance Officer or any other person named in the Rules may appoint one or more designees to carry out his or her functions pursuant to the Rules.

     B.   Compliance as Condition of Employment and Disciplinary Sanctions

     Compliance with these Rules is a condition of employment for each Heartland Person. All Heartland Persons are required to certify annually that they have read, understand and have complied with the Rules in the Form attached as APPENDIX A.

     C.   Compliance Monitoring and the Business Conduct Committee

     The Compliance Officer shall review all reports provided by Heartland Persons as required under the Rules to ascertain compliance therewith. The Compliance Officer shall institute any procedures necessary to monitor the adequacy of such reports and to otherwise prevent violations of the Rules.

     The Compliance Officer shall meet periodically with the Heartland Business Conduct Committee ("Committee"). The purpose of the Committee is to facilitate monitoring of compliance with the requirements and procedures contained in the Rules and to consider interpretive and remedial action in administration and enforcement of the Rules.

     The Committee consists of not less than three members, including the Director of Compliance of Heartland Advisors who shall serve as the Chairman of the Committee.

     1.   Authority

     Subject to oversight by the Committee, the Compliance Officer shall administer, interpret, and enforce the Rules on an ongoing basis. In general, any interpretations or exceptions made and any remedial actions taken under the Rules by the Compliance

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     Officer shall be reported to, but need not be approved by, the Committee.
     However, the Compliance Officer shall be required to have the Committee pre-approve any remedial actions proposed by the Compliance Officer involving fines, restrictions or bans on personal trading activities, or termination of employment. In addition, the Compliance Officer, in his or her sole discretion, may defer action and request the review and approval of the Committee for any proposed exception or interpretation to be made or remedial action to be taken under the Rules.

     2.   Special Discretion

     In exercising their discretion to make exceptions to any provision of the Rules, the Compliance Officer and/or the Committee shall ensure that:

     . a determination is made that the application of the provision is not legally required;

     . the likelihood of any abuse of the Rules caused as a result of the exception is remote;

     . the terms or conditions upon which any exemption is granted is evidenced in a written instrument; and

     . a written record of the exception is made and retained by the Compliance Officer.

III. Definitions

For definitions of capitalized terms used in the Rules, please refer to the Definitions section of the Code of Ethics.

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CODE OF ETHICS
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Introduction

Rule 17j-1 (the "IC Rule") under the Investment Company Act of 1940 (the "IC Act") requires that an investment company, as well as its investment adviser and principal underwriter, adopt a written code of ethics containing provisions reasonably necessary to prevent their Access Persons from engaging in any fraudulent or unlawful personal trading activity. The IC Rule further requires an investment company to disclose in its registration statement certain information about its code of ethics and to file a copy as an exhibit thereto. In addition, Rule 204-2 (the "IA Rule") under the Investment Advisers Act of 1940 (the "IA Act") requires investment advisers to keep certain records, which must be available for inspection by representatives of the Securities and Exchange Commission ("SEC"), regarding personal investment activities of advisory personnel.

In satisfaction of these regulatory requirements, this Code of Ethics ("Code") includes the principal recommendations in the Report of the Investment Company Institute Advisory Group on Personal Investing dated May 9, 1994.

The Board of Directors of Heartland Group ("Heartland Group Directors"), including a majority of the Non-Interested Directors, must approve the Code, and any material changes to the Code. The Heartland Group Directors must base their approval of the Code, and any material changes to the Code, on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the provisions of the IC Rule. Before approving the Code, the Heartland Group Directors must receive a certification from Heartland Advisors that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. After initially approving the Code, the Heartland Group Directors must approve any material changes to the Code within six months after adoption of the material change.

II.  Board Reporting

The Compliance Officer shall present the following reports to the Heartland Group Directors:

..    Not less frequently than quarterly, a written report identifying any material issues arising under the Code or related procedures, including, but not limited to, any material or recurring violations of the Code or Heartland's related procedures detected since the last such report with a description of the nature of the violation, the person or persons involved, and the remedial action taken. Any violation of the Restrictions on Personal Transactions will be considered material;

..    Not less frequently than quarterly, a written report identifying any material changes to the Code adopted since the last such report. Any such changes must be approved by the Heartland Group Directors, including a majority of the Heartland Group Directors who are not interested persons; and

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..    Not less frequently than annually, a written report summarizing existing procedures followed in administering the Code and a certification by the Business Conduct Committee that the procedures are reasonably designed to prevent Access Persons from violating the Code.

..    The Heartland Group Directors shall consider any issues presented by the
     Business Conduct Committee and/or the Compliance Officer as well as the certification reports described above, examining them carefully and determining whether any action (including amendment of the Code) is necessary.

III. Record Retention

Heartland Advisors shall maintain at its principal place of business on its own behalf and on the behalf of Heartland Group, the following records. Each record shall be preserved for a period of not less than five years (six for Transaction Records) from the end of the calendar year in which the event requiring the record to be made occurred, the first two years in an easily accessible place, or as shall otherwise be required under applicable law and regulation:

     A.   Retention of Code

     A copy of the Code.

     B.   Record of Violations and Exceptions

     A record of any exception to the Code made by the Compliance Officer and/or the Business Conduct Committee as permitted by Section II.C and a record of any violation of this Code, and of any action taken as a result thereof.

     C.   Forms and Reports

     A copy of each report made by an Access Person under this Code.

     D.   List of Heartland Persons

     A list of all Heartland Persons who are, or have been, required to make reports under this Code.

     E.   Director Reports

     A copy of each report presented to the Heartland Group Directors under
     Section II of the Code.

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     F.   Approval of Limited Offerings

     A copy of each pre-approval of a Limited Offering, including the reasons supporting the pre-approval.

     G.   Transaction Records

     A written record of every transaction in a Covered Security required to be reported by an Access Person under the Code containing the title and amount of the Covered Security involved, the date and nature of the transaction, the price at which the transaction was effected, and the name of the broker, dealer, or bank with or through whom the transaction was effected. This record may be satisfied by a trade confirmation, account statement, or other written report received no later than ten days after the calendar quarter in which the transaction occurred.

IV.  Definitions

     A.   Access Person

     "Access Person" shall mean (i) any director or officer of Heartland, (ii) any employee of Heartland (or of any company in a Control relationship to Heartland) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities on behalf of a Heartland Fund or Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural person in a Control relationship to Heartland who obtains information concerning purchase and sale recommendations made to any Heartland Fund or Client with regard to Covered Securities. Access Person also includes any other person designated by the Compliance Officer.

     B.   Control

     "Control" shall have the same meaning is in Section 2(a)(9) of the IC Act. In general, it means the power to exercise a controlling influence over the management and policies of a company, unless such power is solely the result of an official position with such company.

     C.   Covered Securities

     "Covered Security" shall mean any security within the meaning of Section 2(a)(36) of the IC Act, such as common stocks, preferred stocks, closed-end investment companies, debt securities and derivative instruments, including futures contracts, and options on futures contracts, relating to any stock, bond or index. Covered Securities shall also include Limited Offerings (i.e., limited partnership interests and private placement common or preferred stocks or debt instruments).

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     ---------------------------------------------------------------------------
     Note: Covered Securities do not include (i) direct obligations of the U.S. Government; (ii) bankers acceptances, bank certificates of deposit, commercial paper, repurchase agreements or other high quality short-term debt instruments; (iii) shares of open-end investment companies, other than shares of Heartland Funds; (iv) options/futures based on broad based indices or interest rates, Standard & Poors Depository Receipts, Treasury instruments, currencies, or agricultural or industrial commodities (e.g., those involving agricultural products or precious metals) that are exchange-traded or quoted on an automated quotation system.
     ---------------------------------------------------------------------------

     D.   Heartland Person

     "Heartland Person" shall mean any employee, officer, director, or general partner of Heartland.

     E.   Investment Person

     "Investment Person" shall mean any employee, officer, or director of Heartland Advisors who in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of Covered Securities and any natural person who is a Control person of Heartland Advisors who obtains information concerning such recommendations. Investment Person also includes any other person designated by the Compliance Officer.

     F.   Limited Offering

     A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933. These include, for example, private placements and private investment partnerships.

     G.   Non-Interested Directors

     A "Non-Interested Director" shall mean a director of Heartland Group who is not an "interested person" of Heartland Group within the meaning of Section 2(a)(19) of the IC Act. Non-Interested Directors are also Heartland Persons and Access Persons.

     H.   Personal Transactions

     "Personal Transactions" shall mean transactions in Covered Securities in which a Heartland Person has direct or indirect "beneficial ownership" within the meaning of the term as used in Rule 16a-1 under the Securities Exchange Act of 1934, except that the term applies to all debt and equity securities and commodity interests. Personal Transactions shall include transactions for: (i) a person's own account; (ii) an account owned jointly with another person; (iii) an account in the person's name as a guardian, executor or trustee; (iv) an account in which such person, his spouse, or his minor child residing in his household has a direct or indirect interest; (v) an account of any other relative (e.g., parents, in-laws, adult children, brothers, sisters, etc.) whose

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     investments the person directs or controls whether or not the relative resides with the person, and (vi) an account of any other person, partnership, corporation, trust, custodian, or other entity if, by reason of contract or formal or informal understanding or arrangement, the person has a direct or indirect pecuniary interest in such account.

V.   General Trading Guidelines

All Access Persons are prohibited from taking personal advantage of their knowledge of recent or impending securities activities for the Heartland Funds or Clients. In accordance with Heartland's Policy Against Insider Trading, Access Persons are generally prohibited from purchasing or selling any security while in the possession of material nonpublic information about the issuer of the security, and from communicating to third parties any such material nonpublic information. Access Persons are further prohibited from using or disclosing any nonpublic information relating to a Heartland Fund or Client, or any nonpublic information relating to the business or operations of Heartland, unless properly authorized to do so.

When purchasing, exchanging, or redeeming shares of the Heartland Funds, Access Persons must comply in all respects with the policies and procedures set forth in the Heartland Funds' most current prospectus and statement of additional information.

Access Persons are discouraged from engaging in a pattern of securities transactions (in either a Covered Security or a Heartland Fund) that is excessively frequent so as to potentially (i) impact the ability to carry out his or her assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest.

VI.  Restrictions On Personal Transactions

The provisions of Section VI shall apply to the Personal Transactions of all Access Persons, except Access Persons who are Non-Interested Directors.

     A.   Investments In Small Companies Prohibited

     Except for sales that qualify as "exempt" transactions under Section VI hereof and transactions in closed-end investment companies, no Investment Person or Access Person may effect a Personal Transaction in a Covered Security whose market capitalization is less than $1 billion.

     Access Persons, including Investment Persons, subject to this restriction shall be permitted to sell any such investment if the investment was (i) owned and reported to the Compliance Officer at the time he or she became an Access Person, (ii) acquired other than by purchase (e.g., inheritance, spin-off, etc.), or (iii) was not subject to the limit at the time of purchase. However, any such sales shall be subject to the pre-clearance and reporting provisions of the Code.

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     B.   Initial Public Offerings of Equity Securities Prohibited

     All Access Persons are prohibited from purchasing equity securities in initial public offerings ("IPOs"). Further, all Access Persons are prohibited from using the facilities of Heartland Advisors to secure an IPO, directly or indirectly, for any non-client or to indirectly (that is, in circumvention of any procedures established from time to time by Heartland Advisors for allocation of IPOs among the Heartland Funds and Clients) secure an IPO for any Client or Heartland Fund.

     C.   Pre-Clearance Requirement

     Unless the transaction is exempt as provided in Section VI hereof, every Personal Transaction in a Covered Security, including transactions in private placement securities and other Limited Offerings, by an Access Person must be pre-approved by the Compliance Officer. Pre-approval and pre-clearance shall be obtained by using the Personal Trade Request and Authorization Form as made available by the Compliance Officer from time to time, a current copy of which is attached hereto as APPENDIX D.

     Pre-approval and pre-clearance shall be good for three business days inclusive of the day on which approval is granted. An order that is not executed within that time must be re-submitted for pre-approval and pre-clearance.

     After receiving a trading request from an Access Person, the Compliance Officer shall obtain the following approvals before pre-clearing the transaction:

     .    For all trades: One senior trader

     .    For equity trades: All equity portfolio managers

     . For non-municipal debt: One equity portfolio manager and one fixed-income portfolio manager and the fixed-income analyst that follows corporate bonds at Heartland Advisors.

     .    For municipal debt: All fixed-income portfolio managers

     In approving, traders are asked to review to ensure there are no pending orders for the Covered Security on the trading desk and portfolio managers are asked to identify if they anticipate any Heartland Fund or Client trading activity in the Covered Security within the next 15 days. If one manager is unavailable, another manager may approve on his behalf if he is reasonably certain the security is not under consideration for investment for any Heartland Fund or Client with respect to which the absent portfolio manager has investment discretion.

     A portfolio manager may not pre-approve his own transaction.

     In addition, every transaction in a Heartland Fund by an Access Person must be pre-approved by the Compliance Officer; provided, however, that any purchase, exchange

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     or redemption of a Heartland Fund effected on a regular periodic basis by automated means, such as systematic 401(k) purchases or automatic monthly redemptions to a checking or savings accounts, are not subject to pre-approval. Pre-approval and pre-clearance shall be obtained by using the Personal Trade Request and Authorization Form as made available by the Compliance Officer from time to time, a current copy of which is attached hereto as APPENDIX D.

     D.   Black-Out Periods

     The black-out periods set forth below shall apply solely to the individual security in question and not to the issuer generally. Black-out periods shall be determined exclusive of the day on which the Heartland Fund or Client transaction is effected or being considered. In the event of a violation of these provisions, if the violation results from a transaction that can be reversed prior to settlement, such transaction shall be reversed with any costs being borne by the Access Person. If reversal is not practical or possible, then the security shall be sold any profit realized from the transaction, net of commissions, shall be disgorged to a charity selected by the Access or Investment Person and approved by the Compliance Officer.

          1.   Access Persons

          Unless the transaction is exempt under this Code, no Access Person may
          (i) execute a Personal Transaction on a day during which a Heartland Fund or Client have a pending "buy" or "sell" order in that same security, until the "buy" or "sell" order for the Heartland Fund or Client in that security is executed or withdrawn, or (ii) execute a Personal Transaction when the security is being considered for purchase or sale on behalf of a Heartland Fund or Client.

          Note: A security is "being considered for purchase or sale" when a recommendation to purchase or sell such security has been made and communicated by an Investment Analyst, in the course of his normal business duties, to the Portfolio Manager responsible for making investment decisions on behalf of a Heartland Fund or Client, and such recommendation is under active consideration by the Portfolio Manager.

          2.   Investment Persons

          No Investment Person may effect a Personal Transaction within seven calendar days before or after a trade is executed on behalf of any Heartland Fund or Client (the "7-Day Rule") for which that person is either (i) the portfolio manager for the Heartland Fund or Client account that traded the Covered Security or (ii) the investment analyst for the Covered Security traded.

          For supervisors of equity portfolio managers, investment analysts, the chief operating officer, and the senior vice president in charge of trading, the 7-Day Rule shall apply more broadly to any Covered Securities traded in any Heartland Fund or Client account.

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          3.   Exceptions to Black-Out Rules

          a.   Highly Liquid Securities

          Personal Transactions in stocks (and in convertible preferred stocks convertible into such common stocks) of companies with market capitalization's of $5 billion or more at the time of purchase or sale shall not be subject to the black-out periods set forth above. These stocks are believed to be sufficiently liquid and actively traded such that investment transactions undertaken for Clients or the Heartland Funds are unlikely to have any significant impact on the market price of such stocks. However, because options and other derivatives may involve leverage that magnifies the effect of even small price changes in the underlying stock, Personal Transactions in options and other derivatives remain subject to such blackout periods.

     E.   Ban on Short-Term Trading Profits

     Access Persons are prohibited from profiting in the purchase and sale, or the sale and purchase, of the same (or equivalent) securities within 60 calendar days (the 60 day ban applies irrespective of when an Access Person first purchased securities of the issuer). However, in the event that (i) the effect of a transaction is to substitute an equity derivative position in a security with a comparable number of shares of the underlying security, or vice versa, (ii) the substitution transactions occur within the same trading day, and (iii) the value of the substituted position increases and decreases relative to increases and decreases in the value of the original derivative or underlying security position, then, the transactions implementing the substitution shall be permitted. Exceptions to the 60-day ban may be granted for hardship on a case-by-case basis by the Compliance Officer.

     F.   Limited Offerings (Private Placements and Private Investment
          Partnerships)

     Any purchase of a Limited Offering by an Access Person shall be subject to the prior written approval of the Compliance Officer and in the case of a purchase by an Investment Person, the prior approval of the Non-Interested Directors or their designee. In approving the purchase of a Limited Offering, consideration shall be given to whether the investment should be reserved for Heartland Funds or Clients, and whether such opportunity is being offered to such Access Person by virtue of his or her position with the Heartland Funds or Clients.

     Furthermore, no Access Person may have a 5% or more ownership interest in a private investment partnership. If an Access Person's ownership interest becomes 5% or more because of a non-volitional act, the Access Person must immediately notify the Compliance Officer.

     G.   Trading With Clients or Funds Prohibited

     All Access Persons are prohibited from, directly or indirectly, purchasing any Covered Security from, or selling any Covered Security to, a Client or Heartland Fund.

VII. Exempt Transactions

The following transactions shall be exempt from the pre-clearance requirements and other provisions of Section VI hereof, but the reporting and disclosure requirements of Section VIII hereof shall apply:

     A.   Non-discretionary Transactions

     Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person: (a) unrelated to the Access Person; (b) whom Access Person does not, in fact, influence or control; and (c) with whom the Access Person does not confer or otherwise participate in connection with the purchase and sale of securities in the account.

     Note: Any registered investment adviser retained by an Access Person shall be pre-approved by the Compliance Officer before the Access Person may rely upon this exemption. For this purpose, transactions effected under a power of attorney or a brokerage account agreement are not eligible for this exemption unless they contain an express delegation of investment discretion.

     B.   Non-volitional Transactions

     Purchases or sales that are non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions.

     C.   Automatic Dividend Reinvestment Plans

     Purchases that are part of an issuer's automatic dividend reinvestment plan.

     D.   Rights Issuances

     Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

VIII. Reporting and Disclosure Requirements of Heartland Persons

The initial and quarterly reporting requirements of this Section A through C shall not apply to Non-Interested Directors except as provided by Section VIII.E.

No Report made under this section shall be construed as an admission by the reporting person that he or she has any direct or indirect beneficial ownership in the reportable items.

     Initial Reports

     No later than 10 calendar days after commencement of employment, and at least annually thereafter, the following reports must be completed:

          1.   Annual Certificate of Compliance

          Each Heartland Person is required to complete and return to the Compliance Officer the Annual Certificate of Compliance acknowledging that he or she has read, understands and has complied with the Code. A copy of the Certificate is attached as APPENDIX A.

          2.   Annual Report of Personal Investments and Accounts

          Access Persons are required to disclose to the Compliance Officer (i) all securities and commodities accounts that Personal Transactions are conducted in and (ii) all personal holdings in Covered Securities and Heartland Funds on the Annual Report of Personal Investments attached as APPENDIX B.

     B.   Access Person Quarterly Reports

     Every Access Person shall complete and submit a Quarterly Report to the Compliance Officer that discloses the information set forth below with respect to all Personal Transactions and all securities and commodities accounts that Personal Transactions are conducted in during the quarter, and with respect to all transactions effected in a Heartland Fund during the quarter. Every Quarterly Report shall be submitted not later than 10 calendar days after the end of each calendar quarter.

     Access Persons need not make a Quarterly Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Officer or information previously reported under Section VIII.A.2 (i).

     The Quarterly Report shall be in the form published by the Compliance Officer from time to time, the current form of which is attached as APPENDIX C.

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

          1. Transactions. The Quarterly Report shall contain the following information for each reportable transaction:

               . the date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares or the principal amount of the security involved;

               . the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               .    the price at which the transaction was effected;

               . the name of the broker, dealer, or bank with or through whom the transaction was effected; and

               .    the date that the report is submitted by the Access Person.

          2. Accounts. The Quarterly Report shall contain the following information for each reportable account:

               . the name of the broker, dealer or bank with whom the Access Person established the account;

               .    the date the account was established; and

               .    the date the report is submitted by the Access Person.

     C.   Access Person Confirmations and Statements

     All Access Persons maintaining securities or commodities accounts shall direct their brokers to furnish the Compliance Officer on a timely basis, duplicate copies of all confirmations and account statements.

     D.   Investment Person Disclosure of Material Interests

     If an Investment Person wishes to invest or make a recommendation to invest in a security for a Heartland Fund or Client, and such person currently owns the security, such person must first disclose such interest to the Director of Compliance and the Chief Operating Officer of Heartland Advisors and obtain their consent. The Director of Compliance and the Chief Operating Officer may only grant consent if the Investment Person has no material interest in the security. A material interest includes beneficial ownership of any securities (including derivatives, options, warrants or rights), offices, directorships, significant contracts, or interests or relationships that are likely to affect the Investment Person's judgment.

     E.   Reporting by Non-Interested Directors

     A Non-Interested Director shall report a non-exempt Personal Transaction in Covered Securities to the Compliance Officer within 10 calendar days of the end of the calendar quarter in which such transaction was effected if, at the time such transaction was effected, the Non-Interested Director knew or, in the ordinary course of fulfilling his or her official duties as a director of Heartland Group, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Non-Interested Director, the security is or was purchased or sold by a Heartland Fund or was considered for purchase or sale.

     In addition, Non-Interested Directors shall report to the Compliance Officer any 5% or more ownership interest in a private investment partnership.

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GIFT POLICY
--------------------------------------------------------------------------------

I.   Introduction

Gifts may only be given (or accepted) if they are in accordance with normally accepted business practices and do not raise any question of impropriety. A question of impropriety may be raised if a gift influences or gives the appearance of influencing the recipient. The following outlines Heartland's policy on giving and receiving gifts to help us maintain those standards and is applicable to all Heartland Persons (other than Non-Interested Directors).

II.  Policy

     A.   Making of Gifts

     Heartland Persons and members of their immediate family may not make any gift, series of gifts, or other thing of value, including cash, loans, personal services, or special discounts ("Gifts") in excess of $100 per year to any Heartland Fund or Client, any one person or entity that does or seeks to do business with or on behalf of Heartland or any Heartland Fund or Client, or any company held by a Heartland Fund or Client or their management (collectively referred to herein as "Business Relationships").

     B.   Acceptance of Gifts

     Heartland Persons and members of their immediate family may not accept any Gift of material value from any single Business Relationship. A Gift will be considered material in value if it influences or gives the appearance of influencing the recipient. In the event the aggregate fair market value of all Gifts received from any single Business Relationship is estimated to exceed $250 in any 12-month period, the Access Person must immediately notify the Compliance Officer.

     If the Gift is from any person, entity or person affiliated with an entity that is a member of the National Association of Securities Dealers ("NASD") that does business with or on behalf of Heartland, or is made in connection with the sale or distribution of registered investment company or variable contract securities, the aggregate fair market value of all such Gifts received by you from any single Business Relationship may never exceed $100 in any 12-month period.

     Occasionally, Heartland employees are invited to attend or participate in conferences, tour a company's facilities, or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging. Generally, all travel and lodging expenses provided in connection with such activities must be paid for by Heartland. However, if appropriate, and with prior approval from your manager, you may accept travel related amenities if the costs are considered insubstantial and are not readily ascertainable.

     The solicitation of a Gift is prohibited (i.e., you may not request a Gift, such as tickets to a sporting event, be given to you).

     C.   Customary Business Amenities

     Customary business amenities are not considered Gifts so long as such amenities are business related (e.g., if you are accepting tickets to a sporting event, the offerer must go with you), reasonable in cost, appropriate as to time and place, and neither so frequent nor so costly as to raise any question of impropriety. Customary business amenities which you and, if appropriate, your guests, may accept (or give) include an occasional meal, a ticket to a sporting event or the theater, green fees, an invitation to a reception or cocktail party, or comparable entertainment.

III. Gift Reporting

All Gifts shall be reported to the Compliance Officer on the Gift Disclosure Report attached as APPENDIX E.

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OUTSIDE ACTIVITIES POLICY
--------------------------------------------------------------------------------

Any Heartland Person required to make a report under this Outside Activities Policy can do so on the Outside Activities Disclosure Report attached as APPENDIX F.

I.   Outside Employment

No Heartland Person (other than Non-Interested Directors) shall accept employment or compensation as a result of any business activity (other than a passive investment), outside the scope of his or her employment with Heartland unless such person has provided prompt written notice of such employment or compensation to the Compliance Officer, and, in the case of securities-related employment or compensation, has received the prior written approval from the Compliance Officer.

II.  Service as a Director of a Public Company

No Heartland Person (other than Non-Interested Directors) shall serve on a board of directors of a public company or other for profit entity without the prior written approval of the Compliance Officer and the Chief Executive Officer of Heartland Advisors. In approving a request, a determination shall be made that the board service would not be inconsistent with the interests of the Heartland Funds or Clients. Any such approval shall be subject to any procedures the Compliance Officer deems appropriate to prevent the misuse of material non-public information that may be acquired through board service, and other procedures or investment restrictions that may be required to prevent actual or potential conflicts of interest. These procedures shall, at a minimum, require that such person is isolated from investment decisions with respect to securities issued by such company.

Any Non-Interested Director who serves on a board of directors of a public company or other for profit entity must provide written notification to the Compliance Officer of Heartland Advisors at the time such service begins.

III. Relative in Securities Business

Heartland Persons (other than Non-Interested Directors) are required to immediately disclose to the Compliance Officer any spouse, other family member, or anyone residing within such person's household who is employed in the securities or commodity industry.

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

POLICY AGAINST INSIDER TRADING
--------------------------------------------------------------------------------

I.   Summary of Heartland Advisors' Policy Against Insider Trading

     A.   General Prohibition

     Any Heartland Person who becomes aware of material nonpublic information should not (without first discussing with Heartland's Compliance Officer):

     .    trade for a personal or client's account

     .    recommend transactions in the security, or

     .    disclose (tip) the information to others

     B.   What is Material?

     Information is material if it has market significance - information a reasonable investor would want to know before making an investment decision. Examples:

     . earnings estimates, changes in dividends, stock splits and other financial projections

     .    major new discoveries or advances

     .    acquisitions, mergers and tender offers

     .    sales of substantial assets

     .    changes in debt ratings

     .    significant write-downs or additions to reserves

     C.   What is Nonpublic?

     Information that is not widely available or disseminated. You should be able to point to a public source for public information - newspaper, press release, etc. Examples:

     . information available to a select group of analysts or institutional investors

     .    undisclosed facts that are the subject of rumors

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

     . information given on a confidential basis until it is made public and enough time has elapsed for the market to respond (historically than has been 72 hours)

     D.   How Does a Heartland Person's Duty not to use the Information Arise?

     Any Heartland Person who obtains material nonpublic information is subject to the prohibitions described in section I. A. above. The information must be reported to the Compliance Officer who will consider the source of the information and the complex legal duties surrounding the information. These decisions are only to be made in consultation with the Compliance Officer. Some of the considerations that result in a Heartland Person having a duty with respect to the information are:

     . information obtained from a Heartland affiliate defined as any company where we hold 5% or more of the outstanding shares

     . information obtained with the expectation that it will be kept on a confidential basis

     . information obtained through breach of someone's fiduciary duty - this is very often the case in our business where a corporate officer of an issuer, or an advisor to a company, has a duty not to disclose the information and they wind up disclosing it either selectively to a small group of analysts or institutional investors or they disclose it for a quid pro quo

     . information obtained through misappropriation - obtained the information for a proper purpose but used it for a contrary purpose (how lawyers, investment bankers, printers, etc. get caught)

     . any information relating to a tender offer or potential tender offer is subject to even stricter rules

     E.   What to do if you Receive Insider Information

     .    Do not trade, recommend or tip based on the information.

     . Report the information to the Compliance Officer so the security can be placed on Heartland Advisors' Restricted List, if appropriate.

     . Any materials or correspondence relating to the information are to be segregated from the files and held by the Compliance Officer as confidential.

     F.   The Effect of the Restricted List

     . No Heartland Person may trade the securities, including options and warrants, for his or her own account, family accounts or other personal accounts over which he or she exercises discretion or influence.

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

     . No Heartland Person may trade the securities, including options and warrants, for any Heartland Fund or Client account.

     G.   Violations

     Violations of this policy, or any other disclosure of material, nonpublic information, must be reported to the Compliance Officer immediately. Violations will be taken seriously and may result in disciplinary action, as well as the following regulatory action:

     .    For individuals who trade on inside information (or tip others):

          . civil penalty of up to three times the profit gained or loss avoided

          . criminal fine of up to $1 million (no matter how small the profit); and

          .    jail term of up to 10 years

     . For a company (as well as any supervisory person) that fails to take appropriate steps to prevent illegal trading:

          . civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's violation; and

          .    criminal penalty of up to $2.5 million

Remember: Any alleged insider trading will be viewed with 20/20 hindsight, which often makes information and timing difficult to explain away!

II.  Procedures to Prevent Insider Trading

The Insider Trading Securities Fraud Enforcement Act of 1988 includes a variety of provisions to deter, detect and punish insider trading violations. The penalties for violations of the law are severe. The law imposes civil penalties of up to three times the profit gained or loss avoided as a result of an unlawful purchase or sale or communication of inside information, plus disgorgement of the profit. The law also imposes a special responsibility on broker-dealers and investment advisers to establish written supervisory procedures that are reasonably designed to prevent the misuse of material, nonpublic information by the broker-dealer, investment adviser or any person associated with them.

The following sections describe the procedures that will be followed by Heartland Advisors to prevent and detect insider trading violations. Any questions regarding these procedures should be brought to the attention of the Compliance Officer.

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

Section 1.1

     A.   General Prohibition

     A Heartland Person who becomes aware of material information that has not been disclosed to the marketplace generally should not, without first discussing the matter with the Compliance Officer or legal counsel, trade in (purchase or sell) the securities of the company to which the information relates, either on behalf of a Heartland Advisors Client or for his or her own or related account, recommend transactions in such securities, or disclose that information (tip) to others. These restrictions apply if such information has been acquired improperly or, though acquired properly, has been obtained in circumstances in which there is a reasonable expectation that it will not be used for trading purposes, or where the information relates to a tender offer and came from a tender offer participant.

     In particular, no employee should trade, tip or recommend the securities of any issuer having obtained material, nonpublic information on a confidential basis, from an insider in breach of his or her duty, or through "misappropriation." On the other hand, there is no prohibition against using information obtained legitimately through one's own analyses or appropriate investigative efforts.

          1.   Materiality

          Information is "material" if it has market significance, this is, if its public dissemination is likely to affect the market value of securities, or if it is otherwise information that a reasonable investor would want to know before making an investment decision.

          a. While it is impossible to list all types of information which might be deemed material under particular circumstances, information dealing with the following subjects is often found to be material:

               .    earnings estimates and other financial projections

               .    dividends

               .    major new discoveries or advances in research

               .    acquisitions, including mergers and tender offers

               .    sales of substantial assets

               .    changes in debt ratings

               . significant write-downs of assets or additions to reserves for bad debts or contingent liabilities

          b. On the other hand, information is generally not material if its public dissemination would not have a market impact, or if the information would not likely influence a reasonable investor making an investment decision. Since such judgments may ultimately be challenged with the benefit of hindsight, and the consequences of a wrong decision are potentially severe, an employee should contact the Compliance Officer or legal counsel for advice as to whether particular information is material.

          2.   Nonpublic

          Information that has not been disclosed to the public generally is "nonpublic."

          a. To demonstrate that certain information is public, a Heartland Person should be able to point to some fact showing that it is widely available. Information would generally be deemed widely available is it has been disclosed, for example, in the broad tape, Wall Street Journal, or widely circulated public disclosure documents, such as prospectuses, annual reports or proxy statements. Nonpublic information may include (i) information available to a select group of analysts or brokers or institutional investors, (ii) undisclosed facts which are the subject of rumors, even if the rumors are widely circulated, and
               (iii) information that has been imparted on a confidential basis, unless and until the information is made public and enough time has elapsed for the market to respond to a public announcement of the information.

          b. Information from Affiliates. Use of "insider" information obtained from an affiliate of Heartland Advisors could subject both Heartland Advisors and the affiliate to penalties for insider trading.

          c. Information Obtained on a Confidential Basis. When a Heartland Person obtains information from a source with the expectation that he or she will keep such information confidential, the Heartland Person is prohibited from using that information to trade, tip or recommend securities and such confidential information may not be given to affiliates of Heartland. The expectation of confidentiality may be either explicitly set forth or implied by the nature of the Heartland Person's relationship with the source of the information.

               Heartland Persons who are directors and/or officers of a publicly-traded company must not trade in their own account based upon nonpublic information obtained in a director and/or officer capacity. Further, no such person may order, direct or influence any trade in such a security for aHeartland Advisors Client account or for a mutual fund managed by Heartland Advisors. All such decisions for Client accounts or managed funds must be made solely by a Heartland Person who is not an officer or director of the subject company. The employee making the investment decision may not discuss the subject company with the officer or director or otherwise communicate with such person regarding the investment decision. In addition, prior to making a trade in such a security, the employee should consult the Compliance Officer, who will confirm with the director or officer that he or she is not is possession of material, nonpublic information obtained in a director and/or officer capacity which would require the subject company to be placed on Heartland Advisor's Restricted List. Alternatively, with respect to Client accounts, Heartland Advisors may return discretionary control over a client's holdings in the publicly-traded company to the client.

          d. Information Obtained through a Breach of Fiduciary Duty. Even in the absence of an expectation of confidentiality, Heartland Persons are prohibited from trading, tipping or recommending securities on the basis of material, nonpublic information disclosed by an insider in breach of fiduciary or similar duty.

               i. The "Personal Benefit" Test. Whether an insider breaches his or her fiduciary duty by disclosing information is not always an easy determination to make and depends in large part on the purpose of the disclosure. If the insider may benefit personally from the disclosure, it is improper to use that information to recommend or trade securities. A "personal benefit" test will be present if:

                    . The insider receives a pecuniary or reputational benefit by disclosing the information,

                    . he or she makes a "gift" by disclosing the information to a friend or relative, or

                    . there is an expected payment, exchange or other quid pro quo on the part of the insider.

               ii. Controlling Person Liability. Even though an insider may not benefit personally from use of insider information, if a controlling person of the insider benefits from the insider's action, substantial penalties can be imposed upon the controlling person. Depending upon the circumstances, the term "controlling person" could apply to Heartland Advisors itself, its officers and directors, managers and affiliates.

               iii. Selective Disclosure. Employees should be particularly sensitive to the possibility of a breach by an insider if highly material information is selectively disclosed to one person rather than to a large group of industry analysts or by a press release. In such cases, it is important to consider carefully the motivation of a source in disclosing the information and, in particular, consider whether there is any personal benefit to the source from the disclosure. Again, any questions should be referred to the Compliance Officer or legal counsel. Improper disclosures should be distinguished from the usual situation in which company officers routinely answer questions about previously issued press releases, earnings reports or regulatory filings, or otherwise help fill in gaps of investment analysis.

               iv. Temporary Insiders. Employees should be aware that for purposes of finding a breach by an "insider," the term "insider" is broadly defined to include not only typical insiders, such as officers and directors, but also "temporary insiders." "Temporary insiders" include, for example, investment bankers, accountants, lawyers, consultants or investment managers who have entered into a relationship with entity that gives them access to information solely for the entity's purposes. As with the "personal benefit" standard, the "temporary insider" standard is difficult to apply in some situations, and advice of counsel should be sought.

          3.   Information Obtained through Misappropriation

          "Misappropriated" information is information that has been improperly obtained or, though obtained properly, is being used improperly for a purpose contrary to the purpose for which it was given. For example, if a printer, a commercial banker or a lawyer passes along to others material, nonpublic information entrusted to him or her by a client, misappropriation may have occurred. Thus, if such a person divulges the information to a person who knows of that relationship, and the person trades, tips or recommends the client's securities, liability as a "tippee" with respect to the misappropriated information may be found. No employee may trade, tip or recommend affected securities where he or she has reason to believe the information has been misappropriated.

     B.   Insider Trading Prohibitions Specifically Related to Tender Offers

     Under SEC Rule 14e-3, no person may trade, tip or recommend securities of a company that is a target of a tender offer if such person possesses material, nonpublic information regarding the tender offer, and that information was obtained, directly or indirectly, from certain sources.

     . This special prohibition dealing with tender offers applies regardless of the manner in which the information was obtained, whether by "misappropriation," breach of duty or otherwise. Such trading is unlawful where the trader has reason to believe that the information was obtained, directly or indirectly, from the bidder, the target or a person acting on behalf of the bidder or target.

     . The rule applies to trading, tipping and recommendations even before a tender offer is made. It is enough that a "substantial step" to begin a tender offer has been taken. A substantial step includes, for example: (1) the formulation of a plan to make a tender offer, (2) arranging the financing for a tender offer, (3) preparation of tender offer materials, or (4) commencement of negotiations with dealers to participate in a tender offer.

     C.   Advice as to Guidelines

     Any question as to the applicability or interpretation of these guidelines or the propriety of any desired action must be discussed with the Compliance Officer, or legal counsel, prior to trading or disclosure of the information.

     D.   Application

     The restrictions on trading securities imposed by this Section 1.1 apply to anyone receiving material nonpublic information.

Section 1.2

     A.   Specific Procedures

     The procedures in the following section are designed to prevent material nonpublic information that may have been obtained in confidence from being improperly disclosed or used. These procedures do not restrict the flow of public information.

          1.   Nondisclosure

          Any Heartland Person who becomes aware of material nonpublic information may not trade the securities of the company to which the information relates, make any comment which could be viewed as a recommendation of such securities, or disclose the information to others, without first discussing the matter with the Compliance Officer. Further, any Heartland Person who acquires material nonpublic information on a confidential basis, from an insider in breach of his or her duty, or through "misappropriation," may not, as long as he or she possesses such material nonpublic information, trade the securities of the company to which the information relates, make any comment which could be viewed as a recommendation, or disclose the information to others, other than to report such fact to the Compliance Officer and to request that the issuer of the securities be placed on the Restricted List.

          2. Access to Files

          Personnel from outside the firm, including employees of affiliates who are not also employees of Heartland Advisors, should not be allowed access to any Heartland Advisors corporate or client file without, in each case, specific permission from the Compliance Officer.

          3.   Segregated Files

          The Compliance Officer, or his or her designee, shall establish separate files to store correspondence and documents which are or may be considered confidential. No person shall be offered access to files unless that person has supplied the documents kept in the files.

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

          4.   The Restricted List

          A securities Restricted List shall be prepared by the Compliance Officer and distributed, as necessary, to all Heartland Advisors employees. The list shall restrict trading activities with respect to the securities of issuers placed on the list. The list itself shall be confidential. When any Heartland Person obtains information believed to be material and nonpublic, he or she should report the particulars to the Compliance Officer in order that the issuer of the securities may be placed on the Restricted List. Once the information becomes public or immaterial, the issuer may be removed from the Restricted List. As long as an issuer is on the Restricted List:

          a. No employee may trade the securities, including options and warrants, for his or her own account, family account, or other personal accounts over which he or she exercises discretion or influence, and

          b. No employee may trade the securities, including options and warrants, for any Client's account (other than on an unsolicited basis).

Section 1.3

     A.   Violations

     Any violation of these procedures or any other disclosure or use of material nonpublic information should be reported to the Compliance Officer or legal counsel immediately. Violations may result in disciplinary action up to and including fines and/or termination.

APPENDICES

APPENDIX A     Annual Certification of Compliance

APPENDIX B     Annual Report of Personal Investments

APPENDIX C     Quarterly Security Transaction Report

APPENDIX D     Personal Trade Request and Authorization Form

APPENDIX E     Gift Disclosure Report

APPENDIX F     Outside Activities Disclosure Report

                                       28